UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 19, 2016

Sunrun Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37511	26-2841711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

595 Market Street, 29th Floor

San Francisco, California 94105

(Address of principal executive offices, including zip code)

(415) 580-6900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement

On January 15, 2016, two wholly owned subsidiaries of Sunrun Inc. entered into an aggregate $250 million of senior secured revolving credit facilities.  The facilities are syndicated with various lenders and consist of the following:

(i)

$220 million senior revolving aggregation facility with an initial interest rate of LIBOR + 250 basis points for the initial three-year revolving availability period, stepping up to LIBOR + 275 basis points in the following two-year period;

(ii)

$23 million subordinated facility with a two-year availability period and an initial interest rate of LIBOR + 500 basis points (with a LIBOR floor of 100 basis points) in the first three years, stepping up to LIBOR plus 650 basis points in the following two-year period;

(iii)	$7 million letter of credit facility.

The facilities are non-recourse to Sunrun and are secured by net cash flows from power purchase agreements and leases, less certain operating, maintenance and other expenses which are available to the borrowers after distributions to tax equity investors.  Cash flows from solar energy systems installed in Nevada are excluded from the borrowing base.  After further clarity in regards to Nevada is achieved, we expect to work with the lenders to amend the facilities to provide some level of financing for these assets.  The senior aggregation facility has an advance rate of 65% and the subordinated facility has a cumulative advance rate of 75%.  Sunrun paid aggregate banking fees of 2.9% of the aggregate facility amounts, and the loans were issued without any original issue discount.  The facilities contain customary covenants including the requirement to maintain certain financial measurements and provide lender reporting.  The credit facilities also contain certain provisions in the event of default which entitle lenders to take certain actions including acceleration of amounts due under the facilities.

All facilities mature on December 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNRUN INC.

By:	/s/ Mina Kim
Mina Kim General Counsel

Date:  January 19, 2016